Exhibit 10.34

November 23, 2009

Board of Directors of
National Holdings Corporation
120 Broadway, 27th Floor
New York, NY  10271

Re:	Modifications to Employment Agreement

Dear Sirs:

This letter will confirm my agreement to certain modifications of the compensation arrangements as set forth in my Employment Agreement with the Company, dated July 1, 2008 (the “Agreement”):

1.             With respect to accrued bonus of $206,250 due me through September 30, 2009, I hereby agree to the following payout of such bonus (subject to normal withholding and other deductions):

(a)	$61,875, which shall be withheld by the Company for withholding taxes and other similar deductions; and
(b)	Balance of $144,375 payable as follows:
ii.
Cash payments aggregating $61,875, payable in three tranches as follows:  $20,000 payable immediately; $20,000 payable on or before November 30, 2009; and $21,875, payable on or before December 31, 2009; and

iii.	$82,500, payable in the form of issuance of restricted Company common stock, valued at $0.75 per share.

Notwithstanding the mandatory cash payments referred to in Section 1(b)(ii) above (the “Payments”), the undersigned understands and agrees that if at the time a Payment is due, that the Company would otherwise be required to use all or a portion of the cash to make the Payment as a capital infusion into any of its operating broker-dealer subsidiaries in order to avoid having to make the “early warning” filing contemplated by SEC Rule 17a-11, then the Payment shall be delayed (but the obligation to make same shall continue to be accrued) until such time that Payment could be made without invoking the “early warning” requirements.

The undersigned further acknowledges that any additional bonuses to be paid me, if any, shall be at the sole discretion of the Board of Directors of the Company and that in any event, under no circumstance shall I be entitled to receive any investment banking warrants earned through the investment banking activities of the Company’s broker-dealer subsidiaries.

2.           In addition, I am entitled to a bonus of $290,698 as of June 30, 2008, assumed by the Company in connection with our merger with vFinance.  Each of Mr. Goldwasser and the Compensation Committee of the Company has agreed that $60,698 of such bonus be divided equally between Mr. Goldwasser and the undersigned (subject to normal withholding and other deductions).   My potion of this bonus shall be payable as follows:

(a)	$78,104, shall be withheld by the Company for withholding taxes and other similar deductions; and
(b)	Balance of $182,245 payable as follows:
i.	Cash payment $9,104 in one tranche, payable immediately; and
ii.	$173,141, payable in the form of issuance of restricted Company common stock, valued at $0.75 per share.

It is agreed that cash portions of this additional bonus shall not be paid until (i) the cash portions of the bonus set forth in Item 1 have been paid (including the similar bonus being paid to Mr. Goldwasser) and (ii) the ‘early warning’ requirements of Section 1 are met.

3.           With respect to bonuses payable to the undersigned for the fiscal years ending September 30, 2010 and thereafter, the undersigned shall execute and deliver an amendment to the Agreement in the form attached hereto as Exhibit A.

Except as amended hereby, all terms and provisions of the Agreement shall continue unmodified and remain in full force and effect.

Sincerely,

/S/ LEONARD SOKOLOW Leonard Sokolow

Accepted and Agreed:

National Holdings Corporation

By:/S/ MARK GOLDWASSER Mark Goldwasser, CEO

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